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                                  Exhibit (11)

                        STERLING BANCORP AND SUBSIDIARIES
                 Statement Re: Computation of Per Share Earnings


                                                          Three Months Ended
                                                               March 31,
                                                         1999            1998
                                                       ----------     ----------
Net income                                             $3,464,622     $3,002,965
Less: preferred dividends                                  16,632         12,807
                                                       ----------     ----------
NET INCOME AVAILABLE FOR COMMON SHAREHOLDERS            3,447,990      2,990,158
Add: interest on convertible subordinated debt                 --             --
                                                       ----------     ----------
NET INCOME ADJUSTED FOR DILUTED COMPUTATION            $3,447,990     $2,990,158
                                                       ==========     ==========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING              8,184,916      8,218,288
Add dilutive effect of:
   Stock options                                          138,891        200,165
   Convertible preferred stock                            243,929        244,691
                                                       ----------     ----------
ADJUSTED FOR ASSUMED DILUTED COMPUTATION                8,567,736      8,663,144
                                                       ==========     ==========

BASIC EARNINGS PER SHARE                               $     0.42     $     0.36
                                                       ==========     ==========
DILUTED EARNINGS PER SHARE                             $     0.40     $     0.35
                                                       ==========     ==========


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